Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 (File No. 33-53413), as amended, of James River Corporation of Virginia ("James River") of our report dated January 23, 1997, except as to the information presented in Note 17, for which the date is February 21, 1997, on our audits of the consolidated financial statements of James River as of December 29, 1996 and December 31, 1995, and for each of the three fiscal years in the period ended December 29, 1996, which report is included in James River's Annual Report on Form 10-K for the fiscal year ended December 29, 1996. We also consent to the reference to our firm under the caption "Experts."

                                              /s/ COOPERS & LYBRAND L.L.P.


Richmond, Virginia
July 1, 1997